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                                                                   EXHIBIT 99-26

                           THE DETROIT EDISON COMPANY
                                 EXCHANGE OFFER
                             QUESTIONS AND ANSWERS

Q. WHY IS DETROIT EDISON OFFERING TO EXCHANGE UP TO $105 MILLION OF ITS   %
   QUARTERLY INCOME DEBT SECURITIES (QUIDS) FOR UP TO 4,200,000 DEPOSITARY SHARES (THE "DEPOSITARY SHARES"), EACH REPRESENTING A ONE-QUARTER INTEREST IN A SHARE OF ITS CUMULATIVE PREFERRED STOCK ($100 PAR VALUE), 7.75% SERIES (THE "PREFERRED STOCK")?

A. The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing Depositary Shares with the QUIDS. The potential cash flow benefit to the Company arises because interest payable on the QUIDS will be deductible by the Company for federal income tax purposes, while the dividends payable on the Depositary Shares are not deductible.

Q. WHAT DO THE TERMS "BENEFICIAL OWNER," "REGISTERED HOLDER," "NOMINEE" AND "CUSTODIAN" MEAN?

A. Beneficial Owner. If a holder's Depositary Shares are held by a broker, dealer, bank, trust company or other institution and registered in the name of such institution (including The Depository Trust Company ("DTC")), such holder is the beneficial owner of the Depositary Shares even though its name is not the name in which such shares are registered. Such holder will need to tender such shares through the institution that holds them.

   A beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such shares should contact such registered holder promptly and instruct it whether or not to tender such shares on behalf of such beneficial owner.

   Registered Holder. The registered holder of Depositary Shares is the person or institution in whose name such shares are actually registered on the register kept or caused to be kept by the Company at its office or agency for such purpose. If Depositary Shares are registered directly in the name of the holder who is the beneficial owner of such shares, such beneficial holder is also the registered holder. If Depositary Shares are registered in the name of a broker, dealer, bank, trust company or other institution, such institution is the registered holder of such shares. Generally, the registered holder of Depositary Shares completes the Letter of Transmittal in order to tender such shares. However, if the beneficial owner of Depositary Shares is the registered holder and does not want to complete the Letter of Transmittal itself, such holder may ask any broker, dealer, bank or trust company to complete the Letter of Transmittal on its behalf and effect the tender of such shares.

   Nominees and Custodian. These terms refer to the broker, dealer, bank, trust company or other institution that holds Depositary Shares on behalf of a beneficial owner of such shares. Although such shares belong to such beneficial owner, such institution is the registered holder of such shares and, accordingly, such shares are registered in the name of such institution (including, if such nominee holds the Depositary Shares through the DTC, in the name of the DTC) and such beneficial holder will need to contact such institution and provide it with a completed Instructions with Respect to the Tender of Depositary Shares form in order to tender such shares.

Q. WHAT ARE QUIDS?

A. The QUIDS are unsecured debt securities to be issued by Detroit Edison which are subordinate in right to payment to its senior indebtedness and to all obligations of its subsidiaries. However, the QUIDS are senior to the claims of the holders of Detroit
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   Edison's capital stock, including the Depositary Shares. In addition, the
   QUIDS will have the following terms:

 - The QUIDS will have a 30 year stated maturity whereas the Depositary Shares have no stated final maturity.

 - The QUIDS will bear interest at   % per annum and are payable quarterly on
   the same dates you would have received dividend payments on the Depositary Shares, if they were not tendered.

 - The QUIDS may be called for redemption by Detroit Edison at any time after June 30, 1998 at $25 per bond. The redemption provisions for the QUIDS are substantially similar to the Depositary Shares.

 - The QUIDS regular quarterly interest payments may be deferred for a period (defined in the Prospectus as a "Deferral Period") of up to 20 consecutive quarters at the option of Detroit Edison. Although the quarterly dividend payments for the Depositary Shares may also be suspended, such a suspension period may be indefinite. Another distinction between the provision to defer interest payments on the QUIDS and suspension of dividend payments on the Depositary Shares is that the deferred QUIDS interest payments will accumulate interest at a compounding rate equal to the stated interest rate on the QUIDS whereas the Depositary Shares suspended dividend payments do not have such a compounding feature. In addition, the interest received on the QUIDS will not be eligible for the dividends received deduction for corporate holders, whereas dividends on the Depositary Shares are eligible for the dividends received deduction for corporate holders. Lastly, the covenants under which the QUIDS are issued do not provide any voting rights to holders during the Deferral Period, while, under certain circumstances, the holders of the Depositary Shares may have certain limited voting rights.

 - The QUIDS will be issued only in book-entry form through the facilities of DTC.

Q. HOW DOES THE INTEREST RATE ON THE QUIDS COMPARE TO THE DIVIDEND RATE ON THE DEPOSITARY SHARES?

A. The effective yield for the Depositary Shares, at its stated liquidation preference of $25 per share, is 7.75% per annum. The coupon on the QUIDS is
       % or     % higher than the Depositary Shares.

Q. THE DIVIDEND PAYMENT DATE (SUBJECT TO BOARD DECLARATION) FOR THE DEPOSITARY SHARES WILL BE OCTOBER 15, 1995. WILL THE HOLDERS THAT PARTICIPATE IN THE EXCHANGE OFFER BE ELIGIBLE FOR THAT DIVIDEND?

A. No. However, such holders will be entitled to interest at a rate of 7.75% per annum from and including July 15, 1995 (the last dividend payment date with respect to the Depositary Shares) to but excluding the Issuance Date of the QUIDS.

Q. WILL THE QUIDS BE LISTED?

A. Like the Depositary Shares, the QUIDS are expected to be listed on the New York Stock Exchange.

Q. WILL THE EXCHANGE CONSTITUTE A TAXABLE EVENT?

A. The Exchange Offer will be a taxable event to those holders that tender their Depositary Shares in exchange for the QUIDS. Detroit Edison recommends that each holder read the description on "Certain United States Federal Income Tax Consequences" within the Prospectus and/or consult their tax advisor to determine their specific circumstances.

   Furthermore, the QUIDS will be treated as having been issued with original issue discount whereas the Depositary Shares were not issued with original issue discount.
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Q. WHAT IS THE PROCESS FOR A HOLDER TO PARTICIPATE IN THE EXCHANGE OFFER?

A. Each holder of the Depositary Shares should receive a copy of the Prospectus, a Letter of Transmittal, a Notice of Guaranteed Delivery, a letter addressed to Clients and Guidelines for Certification of Taxpayer Identification Number on Substitute Forms W-9 and W-8 along with this Question and Answer letter. Detroit Edison encourages each holder to review each document and to contact their broker and tax advisor for assistance. In the event holders require other sources of information they should contact the Information Agent or the Dealer Managers at the toll-free numbers listed in the Prospectus or the Letter of Transmittal.

   If the Depositary Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, the holder must instruct such nominee to complete the Letter of Transmittal on its behalf. Detroit Edison recommends that holders contact the Information Agent before beginning the process.

   Since the QUIDS will be issued only in book-entry form through the facilities of DTC, holders of certificated Depositary Shares who are not DTC Participants must either (i) make arrangements with a financial institution that participates in DTC's book-entry-only system to have such institution validly tender such Depositary Shares and to receive QUIDS issued in exchange therefor or (ii) validly tender such Depositary Shares and make use of the facilities provided by Bankers Trust Company, as Custodian, so that such holders, in either case, may become beneficial owners of QUIDS issued in exchange for Depositary Shares. Under the terms of the Exchange Offer, no certificated QUIDS will be issued in exchange for Depositary Shares.

   The Letter of Transmittal must be mailed in time to reach the Exchange Agent by the Expiration Time of the Exchange Offer. In the event the holder is unable to fulfill the requirements of the Letter of Transmittal, the holder must submit the Notice of Guaranteed Delivery prior to the Expiration Time.

Q. ARE THERE ANY COSTS THAT A PARTICIPATING HOLDER WILL BEAR IN CONTEXT OF THE EXCHANGE OFFER?

A. A fee of $0.50 per share will be paid to brokers that successfully solicit tenders on behalf of Detroit Edison. In addition, the dealer managers, the Custodian, the information agent and the exchange agent will be paid fees for assisting with this transaction. All such fees will be paid by Detroit Edison. However, if such holder's shares are held by a broker, dealer, bank or trust company, the holder may be charged a fee for their services. Holders of certificated Depositary Shares who are not DTC Participants will not be obligated to pay fees charged by the Custodian related to the establishment and maintenance of accounts opened by such holders to receive QUIDS issued in exchange for Depositary Shares.

Q. MAY A BENEFICIAL OWNER OF QUIDS HELD BY THE CUSTODIAN WITHDRAW SUCH QUIDS?

A. No. QUIDS are issued only in book-entry-form. However, upon instructions from the beneficial owner, the Custodian will (1) transfer the QUIDS to an account maintained by the beneficial owner with a DTC Participant or (2) sell the QUIDS at a market price -- charging the beneficial owner a customary commission.

Q. WHEN WILL THE EXCHANGE OFFER EXPIRE?

A. The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time,
   on July   , 1995 or, if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Time"). The Company may decide to amend or terminate the Exchange Offer prior to the Expiration Time, and it may at any time decide to extend the Exchange Offer as described further in the accompanying Prospectus.

Q. CAN A HOLDER OF SHARES OF THE DEPOSITARY SHARES REVOKE ITS EXCHANGE OF
   SHARES?

A. Tenders of Depositary Shares pursuant to the Exchange Offer may be withdrawn at
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   any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of the Prospectus.

   To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered certificates with respect to the Depositary Shares to be withdrawn, (ii) if the Depositary Shares are held in certificated form, the certificate numbers of such shares to be withdrawn, (iii) a statement that such holder is withdrawing its election to have such Depositary Shares exchanged, and the name of the registered holder of such Depositary Shares, and such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Depositary Shares being withdrawn. The Exchange Agent will return the properly withdrawn Depositary Shares promptly following receipt of notice of withdrawal. If Depositary Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with DTC's procedures.

THE ABOVE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND THE OTHER ACCOMPANYING DOCUMENTS.